Exhibit 16

                           [LOGO] National Bancshares
                                  Corporation of Texas


                                                                November 8, 2001


        AN IMPORTANT MESSAGE FROM THE MAJORITY OF THE BOARD OF DIRECTORS
                                       OF
                    NATIONAL BANCSHARES CORPORATION OF TEXAS

Several important developments have occurred with respect to the International Bancshares Offer for your shares. The Federal Reserve Board has approved the acquisition of National Bancshares and agreed with the United States Department of Justice that the waiting period required under antitrust laws be reduced to the minimum 15 days. INTERNATIONAL BANCSHARES WILL THUS BE ABLE TO ACCEPT AND PROMPTLY PAY FOR SHARES TENDERED IF THE CONDITIONS TO THE OFFER, INCLUDING THE REQUIREMENT THAT AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ARE TENDERED BY THE EXPIRATION DATE, ARE MET. As of 5:00 p.m. on November 7th, approximately 58.26% of the fully diluted outstanding shares had been tendered. If the minimum tender condition is not met - if two thirds of the outstanding shares on a fully diluted basis are not tendered - International Bancshares has the right to terminate the Merger Agreement, return your shares, and walk away, which may have a substantial negative impact on the price of your stock. THE MAJORITY OF THE MEMBERS OF THE NATIONAL BANCSHARES BOARD OF DIRECTORS CONTINUE TO RECOMMEND STRONGLY THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. If you have questions regarding the offer please call the Information Agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

There are a number of important issues you should keep in mind in making your decision:

o The price being offered for your shares is higher than the market price of the NBT common stock has ever traded at since its emergence from reorganization in 1992, and 33% higher than the closing price on July 30th, the day before the announcement of the proposed transaction. In contrast, the market value of smaller regional banks nationwide, as represented by the S&P Regional Small-Cap Bank Index, has dropped 6% since July 30th.

o The Federal Reserve's rate cuts have served to lift bond prices, and NBT's bond portfolio has performed well, having a positive impact on our book value. But this increase comes at a price. As the Los Angeles Times noted recently, "THE PLUNGE IN INTEREST RATES THIS YEAR RIGHTLY IS SEEN AS AN INDICATION OF HOW SICKLY THE ECONOMY HAS BECOME." A slowing economy impacts our ability to generate quality loans going forward and increases the risk of defaults in our current portfolio.

o In fact, the U.S. economy in general, and the markets we serve in particular, have continued to deteriorate. The future impact of the September 11th attacks on our business is not yet clear, but it has had a substantial negative impact in the short term and may remain a significant factor in the local economic outlook. As a result, our anticipated operating earnings may be adversely effected in both the near and long term.

o Since the tender offer was commenced nearly three months ago, no superior proposal has been received by National Bancshares. The price offered by International Bancshares is the result of extensive negotiations following a professionally run auction.

o If the International Bancshares Offer is withdrawn, the majority of the Board of Directors and Keefe, Bruyette & Woods, Inc., our investment bankers, anticipate the market price for your shares to fall .

THE OFFER IS SET TO EXPIRE ON NOVEMBER 14, 2001, UNLESS EXTENDED. WE URGE YOU TO CONSIDER THE POTENTIAL ALTERNATIVES AS WELL AS THE INFORMATION CONTAINED IN THE
SCHEDULE 14D-9 PREVIOUSLY DELIVERED TO YOU AND THEN ACCEPT THE OFFER AND TENDER YOUR SHARES NOW.




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                                    IMPORTANT
                                    ---------
                               TOLL-FREE HELPLINE

International Bancshares Corporation has retained an Information Agent to help shareholders with the tender of shares. If you have any questions about the offer, or require assistance with the forms needed to effect your tender, please call the Information Agent:


                           INNISFREE M&A INCORPORATED

                           TOLL-FREE AT: 888-750-5834.
                                         ------------
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                        ATTENTION ELIGIBLE INSTITUTIONS:
                     NOTICE REGARDING GUARANTEE OF DELIVERY
                     --------------------------------------

Due to continuing telecommunications difficulties in Lower Manhattan, the Notice of Guaranteed Delivery procedure as set forth in Section 2 of the Offer to Purchase, and on the accompanying Notice of Guaranteed Delivery has been amended as follows: The facsimile transmission and associated confirmation telephone numbers have been changed. The new numbers are:

                           By Facsimile Transmission:
                                 (973) 247-4077
                              For Confirmation Only
                                   Telephone:
                                 (973) 247-4076
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                      The Dealer Manager for the Offer is:

                        SANDLER O'NEILL & PARTNERS, L.P.

                           (866) 238-9463 (toll-free)


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            This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of National Bancshares. The tender offer has been made pursuant to a Tender Offer Statement and related materials (including an Offer to Purchase, Letter of Transmittal, and related tender offer documents) regarding the acquisition of National Bancshares, which has been filed by International Bancshares and NBC Acquisition Corp. with the SEC. You are urged to read both the Tender Offer Statement and the related Solicitation/Recommendation Statement regarding the Tender Offer filed by National Bancshares with the SEC before making any decision regarding the Tender Offer and related transactions. The Tender Offer Statement, the Solicitation/Recommendation Statement on Schedule 14d-9 and other documents filed with the SEC in connection with the Tender Offer are available free of charge from the Information Agent for the tender offer, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, or call toll-free at
(888) 750-5834.
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